                                   EXHIBIT 11
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                        FOR THE YEARS ENDED DECEMBER 31,
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                     1997     1996       1995
                                                 ---------- --------- ----------
Basic:

    Weighted average shares outstanding             41,433     40,697     40,556
                                                  ========   ========   ========

    Net income                                    $114,863   $ 94,503   $ 72,260
    Less convertible preferred stock dividend        7,188      3,115         --
                                                  --------   --------   --------
    Adjusted Net income                           $107,675   $ 91,388   $ 72,260
                                                  ========   ========   ========

    Per share amount:
     Net income                                   $   2.60   $   2.25   $   1.78
                                                  ========   ========   ========

Diluted:

    Weighted average shares outstanding             41,433     40,697     40,556
    Assumed conversion of convertible preferred
     stock, subordinated debentures and stock
     options                                         5,566      3,193      1,280
                                                  --------   --------   --------
        Total                                       46,999     43,890     41,836
                                                  ========   ========   ========


    Net income                                    $114,863   $ 95,503   $ 72,260
    Add convertible debenture interest, net of
     federal income tax effect                         232        228        260
                                                  --------   --------   --------
    Adjusted Net Income                           $115,095   $ 95,731   $ 72,520
                                                  ========   ========   ========

    Per share amount:
    Net income                                    $   2.45   $   2.16   $   1.73
                                                  ========   ========   ========